Exhibit (d)(45)

FORM OF

AMENDMENT TO

MANAGEMENT CONTRACT

between

FIDELITY ABERDEEN STREET TRUST:

FIDELITY FREEDOM 2025 FUND

and

STRATEGIC ADVISERS, INC.

This Amendment dated as of this ___ day of _____, 20__, by and between Fidelity Aberdeen Street Trust, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (hereinafter called the "Fund"), on behalf of Fidelity Freedom 2025 Fund (hereinafter called the "Portfolio"), and Strategic Advisers, Inc., a Massachusetts corporation (hereinafter called the "Adviser"), as set forth in its entirety below.

WHEREAS, in consideration of Fidelity Management & Research Company's agreement to pay the Adviser's costs incurred hereunder, the parties desire to amend the current Management Contract for the purpose of eliminating the fee paid to the Adviser thereunder.

NOW THEREFORE, the parties hereto agree as follows:

1. Paragraph 3 of the Management Contract is hereby deleted in its entirety and replaced with the following:

"3. The Portfolio shall not pay the Adviser a fee for the services rendered hereunder."

2. In all other respects, the Management Contract is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

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